Exhibit 2.3
SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2010 (this “Amendment”), is entered into by and among The Talbots, Inc., a Delaware corporation (the “Company”), Tailor Acquisition, Inc., a Delaware corporation and direct subsidiary of the Company (“Merger Sub”), and BPW Acquisition Corp., a Delaware corporation (“BPW”).
     WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of December 8, 2009, as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 16, 2010 (as so amended, the “Merger Agreement”);
     WHEREAS, pursuant to Section 8.4 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement as set forth in this Amendment; and
     WHEREAS, all necessary actions to make this Amendment a valid agreement of the parties hereto have been taken.
     NOW THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITION OF TERMS
     Unless the context otherwise requires: (A) a term defined in the Merger Agreement has the same meaning when used in this Amendment; (B) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement; (C) references to Sections mean reference to such Sections in the Merger Agreement, unless stated otherwise; and (D) rules of construction applicable pursuant to the Merger Agreement are also applicable herein. Each reference in the Merger Agreement to the “date of this Agreement”, the “date hereof” or any similar term shall refer to December 8, 2009.
ARTICLE II
AMENDMENT TO THE MERGER AGREEMENT
     The Merger Agreement is hereby amended as follows:
     Article VI of the Merger Agreement is hereby amended by adding the following paragraph as a new Section 6.16 at the end thereof:
     “Section 6.16 Post-Closing Transaction. Immediately following the Effective Time, at such time as BPW is a wholly-owned subsidiary of the Company, the Company shall cause BPW to be merged with and into the Company. Following such merger, the separate corporate existence of BPW shall cease, and the Company shall continue as the surviving entity in accordance with the DGCL.”
ARTICLE III
MISCELLANEOUS
A.	Ratification of Merger Agreement; No Further Amendment; Full Force and Effect.
     The Merger Agreement, as amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Merger Agreement. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
B.	Governing Law; Jurisdiction and Venue; No Trial by Jury.
     This Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.
     Each party hereto irrevocably submits to the exclusive jurisdiction of (i) the state courts of the State of Delaware and (ii) the United States District Court for the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Amendment, any documents referred to in this Amendment or any transaction contemplated hereby or thereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto only in either such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment, any documents referred to in this Amendment or any transaction contemplated hereby or thereby in (a) the state court of the State of Delaware, or (b) the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in the Merger Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this paragraph shall affect the right of any party hereto to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this paragraph shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Amendment, any documents referred to in this Amendment or any transaction contemplated hereby or thereby.
C.	Entire Agreement; Counterparts.
     This Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Amendment may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, the Company, Merger Sub and BPW have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TALBOTS, INC.
By:	/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer, Chief Financial Officer and Treasurer

TAILOR ACQUISITION, INC.
By:	/s/ Richard T. O’Connell, Jr.
Richard T. O’Connell, Jr.
Secretary

BPW ACQUISITION CORP.
By:	/s/ Gary S. Barancik
Gary S. Barancik
Chief Executive Officer